Exhibit 99.01


CNA
CNA Plaza
Chicago, IL  60685
Media:
Clark J. Walter
312-822-1454
Analysts:
Donald P. Lofe, Jr.
312-822-3993


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NEWS

                                                        For Immediate Release

CNA Retains Life, Long Term Care and Retirement Services Businesses

CHICAGO, August 3, 2000 - CNA, the nation's second largest commercial insurer, said today that the process of exploring a sale of its life insurance businesses, announced on March 8, has been completed. CNA will retain the individual life, long term care and retirement services businesses. It will continue to explore the separate sale of its viatical settlements and life reinsurance businesses.

Bernard L. Hengesbaugh, Chairman and Chief Executive Officer of CNA, the insurance unit of CNA Financial Corporation (NYSE:CNA), said, "Having completed a comprehensive evaluation, we maintained our basic business discipline and decided not to sell these businesses for less than they are worth to CNA. We believe that it is in the best interests of CNA shareholders to retain these businesses.

"We are formulating a plan to operate CNA Life on a stand-alone basis so that it may continue to provide superior value to customers and achieve its full business potential. I look forward to CNA Life continuing its record of achievement through ongoing support from CNA.

"At the same time, we are committed to moving aggressively forward with our stated strategy to focus CNA on providing insurance products and services for enterprises."

CNA is a leading insurance organization offering a broad range of insurance products and insurance-related services. Since 1897, CNA has built a foundation of financial strength, stability and commitment to customers and business partners. Visit CNA at www.cna.com. CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

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

FORWARD LOOKING STATEMENT

The statements contained in this press release, which are not historical facts, are forward-looking statements. When included in this press release, the words "believe," "expects," "intends," "anticipates," "estimates," and analogous expressions are intended to identify forward-looking statements. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, among others, the impact of competitive products, policies and pricing; product and policy demand and market responses; development of claims and the effect on loss reserves; the performance of reinsurance companies under reinsurance contracts with CNA, general economic and business conditions; changes in financial markets (interest rate, credit, currency, commodities and stocks); changes in foreign, political, social and economic conditions; regulatory initiatives and compliance with governmental regulations; judicial decisions and rulings; the effect on CNA with regards to third party corrective actions on Year 2000 compliance; changes in rating agency policies and practices; the results of financing efforts; changes in CNA's composition of operating segments; the actual closing of contemplated transactions and agreements and various other matters and risks (many of which are beyond CNA's control) detailed in CNA's Securities and Exchange Commission filings. These forward-looking statements speak only as of the date of this press release. CNA expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in CNA's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.


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